UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment #8

Registration Statement under the Securities Act of 1933

KWEST INVESTMENT INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Nevada	6500	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Suite 204, 15615 102 Avenue,
Edmonton, Alberta, T5P 4X7
Tel: 780 756 1668
Fax: 780 756 1670
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With a copy to:

Michael J. Morrison
1495 Ridgeview Drive, Suite 220
Reno, Nevada, 89518
Telephone: (775) 827-6300, Facsimile: (775) 827-6311

National Registered Agents Inc. of NV
1000 East William Street, Suite 204,
Carson City, NV, 89701
Telephone: 1-800-767-1553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

[   ]   Large accelerated filer     [   ]   Accelerated filer     [   ]   Non-accelerated filer    [X]   Smaller reporting company

Title of Each Class	Amount to	Proposed	Proposed	Amount of
of Securities to be	be	Maximum	Maximum	Registration
Registered	Registered	Offering Price	Aggregate	Fee
		per Security	Offering Price	($)
		(1)	($)
($)
Shares of Common Stock, par value $0.0001	1,345,000	0.10	134,500	9.59(2)

(1)	Estimated for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 and the price at which the selling security holders will be offering their shares.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

KWEST INVESTMENT INTERNATIONAL LTD.

1,345,000 Shares of Common Stock

The date of this Prospectus is October 22, 2012.

KWest Investment International Ltd., (“KWest”, “we”, “us”, “our”) is registering 1,345,000 shares of common stock held by 48 selling security holders.

The selling security holders will sell at an initial price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. We will not receive any proceeds from the sale of shares of our common stock by the selling security holders, who will receive aggregate net proceeds of $134,500 if all of the shares being registered are sold. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act which became law in April, 2012 and will be subject to reduced public company reporting requirements. See “Jumpstart Our Business Startups Act” contained herein.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on Page 8 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement that includes this Registration Statement is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

5

Prospectus Summary

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 8 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

We were incorporated on December 8, 2009 under the laws of the State of Nevada. We have a wholly-owned subsidiary, KWest Investments & Development Inc., incorporated under the laws of Alberta (“KWest Alberta”). Our principal executive offices are located at Suite 204, 15615 102 Avenue, Edmonton, Alberta, T5P 4X7. Our telephone number is 780.756.1668. Our fiscal year end is April 30.

On June 7, 2010 we entered into a share exchange agreement (the “Agreement”) with KWest Alberta and all of its shareholders whereby we acquired KWest Alberta and its 10% ownership in the Sturgeon County Property for 9,555,000 shares of our common stock. A full copy of the Agreement is attached as Exhibit 2.1.

We specialize in land banking, real estate syndication and management. We sold 90% ownership of our first parcel land, 75 acres located in Sturgeon County, Alberta, to Kimura Lake Estate Inc. (“Kimura Lake”). We maintain 10% ownership and manage this 75 acre parcel of land for Kimura Lake. The land is located in Sturgeon County, Alberta, about 2 miles east of Redwater, Alberta and 3¾ miles north of the Alberta Industrial Heartland which is targeted to be the future site for oil sand upgraders in Alberta.

As a management company, we assist Kimura Lake in syndicating the land through our sales team by splitting the full parcel into separate half acre (one unit) and one acre (2 units) units of undivided interest with individual land titles issued by the Alberta Government Land Title Office and sold off to investors (land investors). Our 10% interest provides us with 15 units of undivided interest not for syndication and Kimura Lake has 135 units (90%) of undivided interest to syndicate. After the land is syndicated, we work with engineers, planners and architects to get all the approvals and plans required, thereby increasing the value of the land.

We generate revenue through management fees derived from managing syndicated land as well as the sale of subdivided land parcels. During the year ended April 30, 2012, we generated $40,532 in total revenue and had a net loss of $77,907. We derived all revenues to date from related parties and owe significant amounts to related parties. We bought the Sturgeon County Property from a company which has management in common with our company. We consequently sold the Sturgeon County Property to another company with shared management.

The following are related party details and balances with such related parties.

Related Party	Ownership % of Party Related to Our Company	Manageme nt of Related Party Shared With Our Company	Total Amount paid to Company by Related Party for the year Ended April 30, 2011	Total Amount Paid to Related Party f or the Year Ended April 30, 2011	Total Amount Owed to Related Party by Company for the Year Ended April 30, 2011	Total Amount Owed to Company by Related Party for the Year Ended April 30, 2011	Total Amount paid to Company by Related Party for the year Ended April 30, 2012	Total Amount Paid to Related Party for the Year Ended April 30, 2012	Total Amount Owed to Related Party by Company for the Year Ended April 30, 2012	Total Amount Owed to Company by Related Party for the Year Ended April 30, 2012	Total Amount Owed to Related Party by Company for the Quarter Ended July 31, 2012
Stolfin Wong • Commission • Consulting • Total	-	-		$12,386 $54,000 $66,386		$2,276		$11,183 $18,000 $29,183	$12,106		$14,906
Eric Lo	-	-			$47,724				$63,224		$66,024
Hon Ming Tony Wong • Commission • Consulting • Total	-	-		$3,353 $64,750 $68,103		$2,276		$2,852 $18,000 $20,852	$13,224		$16,024
KWest Investments & Development Inc. (“KWest Alberta”)	100% owned by our company
Kimura Lake Estate Inc. (“Kimura Lake”)	Stolfin Wong: 33% ownership Hon Ming Tony Wong: 33% ownership Eric Lo: 17% ownership	Eric Lo – Director Stolfin Wong – Director Hon Ming Tony Wong - Director	$145,912			(A) $1,119,098	$16,532			(A) $992,793

(A)	Represents funds owed to KWest Alberta (our subsidiary) by Kimura Lake for the sale of the Sturgeon County property to Kimura Lake.

KWest Alberta charges Kimura Lake Estate Inc. a monthly management fee for managing the Sturgeon County property. The commission expenses are charged to Kimura Lake Estate Inc. and payable to KWest Alberta’s sales persons who sold the units of undivided interest to investors. KWest Alberta pays consultant fees to Stolfin Wong for managing the office and to Tony Wong, a director of KWest Alberta for looking after the sales and marketing department. Our management, Stolfin Wong and Eric Lo are also directors and officers of Kimura Lake Estate Inc., as well as 0829436 BC Ltd. (the “BC Company”), from which we initially acquired the Sturgeon Lake Property.

We have no present plans to be acquired or to merge with another company, nor do we company, nor any of our shareholders, have plans to enter into a change of control or similar transaction.

Jumpstart Our Business Startups Act

We are electing to not opt out of JOBS Act extended accounting transition period. This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the standard for the private company. This may make comparison of our financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. We meet the definition of an emerging growth company and so long as we qualify as an emerging growth company,” we will, among other things:

  be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for- performance”, and “CEO pay rstio”.

  be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

  be temporarily exempted from having to solicit advisory say-on-pay, say- on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

  be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

  be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

  the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;

  the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

  the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

  the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

The Offering

The 1,345,000 shares of our common stock being registered by this Prospectus represent approximately 9% of our issued and outstanding common stock as of October 22, 2012.

Securities Offered:	1,345,000 shares of common stock offered by 48 selling security holders.

Initial Offering Price:

The $0.10 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 945,000 shares of our common stock in private placements for $0.10 (CAD) per share on March 4, 2010 and April 27, 2010. The selling security holders will sell at an initial price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will ever become quoted on the OTC Bulletin Board.

Securities Issued and to be Issued:	As of October 22, 2012 we had 15,000,000 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not yet engaged a market maker to file our application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All references to currency in this Prospectus are to US Dollars, unless otherwise noted. Our reporting currency is the Canadian dollar (CAD) and all references to current or historical financial performance will be represented in Canadian dollars.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	April 30,2011 CAD ($)	April 30, 2012 CAD ($)	July 31, 2012 (unaudited) CAD ($)
Revenues	179,912	40,532	-
Expenses	296,414	151,400	10,772
Net Income (Loss)	(110,490)	(75,085)	(10,772)
Net Income (Loss) per share	(0.007)	(0.005)	(0.001)

Balance Sheet Data

	April 30, 2011 CAD ($)	April 30, 2012 CAD ($)	July 31, 2012 (unaudited) CAD ($)
Working Capital (Deficiency)	(282,751)	(383,118)	(393,633)
Total Assets	1,283,500	1,188,927	1,187,796
Total Liabilities	1,160,277	1,135,111	1,145,357

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risks could harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this Prospectus.

Risks Related to Our Business

We do not expect positive cash flow from operations in the near term. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business.

We do not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed our estimates.

We will depend almost exclusively on outside capital to pay for the continued property acquisitions. Such outside capital may include the sale of additional stock and/or commercial borrowing. We can provide no assurances that any financing will be successfully completed.

Capital may not continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have no history of revenues from operations and limited tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and must be considered in the development stage. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to on a profitable basis. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged the acquisition and syndication of interests in real estate. We have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon our ability to subdivide, develop and sell our property interests, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our development stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our operations, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have only generated revenue from related parties. If we are unable to generate revenue from non related parties, we will not be able to achieve long term profitability.

We generate revenue through management fees derived from managing syndicated land as well as the sale of subdivided land parcels. During the year ended April 30, 2012, we generated $40,532 in total revenue and a net loss of $75,085. We derived all revenues to date from related parties and owe significant amounts to related parties. We bought the Sturgeon County Property from a company which has management in common with our company. We consequently sold the Sturgeon County Property to another company with shared management. We have not generated any other revenue and no revenue from non related parties. Because our transactions are with related parties, they are not arm’s length transactions and the prices may not reflect the actual fair market value of the property or properties. If we are unable to generate revenue from non related parties, or we are not paying or receiving fair market value for our properties, we will not be able to achieve long term profitability.

KWest Alberta, our subsidiary, charges Kimura Lake Estate Inc. a monthly management fee for managing the Sturgeon County property. The commission expenses are charged to Kimura Lake Estate Inc. and payable to KWest Alberta’s sales persons who sold the units of undivided interest to investors. KWest Alberta pays consultant fees to Stolfin Wong for managing the office and to Tony Wong, a director of KWest Alberta for looking after the sales and marketing department. Our management, Stolfin Wong and Eric Lo are also directors and officers of Kimura Lake Estate Inc., as well as 0829436 BC Ltd., from which we initially acquired the Sturgeon Lake Property.

Building moratoriums and changes in governmental regulations may subject us to decrease in value or prohibition of development on our properties.

We may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The Province of Alberta has in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. As a consequence, we may incur significant expenses in connection with complying with new regulatory requirements that we may not be able to pass on to purchasers.

We engage in real estate activities which are speculative and involve a high degree of risk.

The real estate industry is highly cyclical by nature. The current market is experiencing a significant decline, and future market conditions are uncertain. There are many factors which affect the real estate industry, and many of these factors are beyond our control, including:

  overbuilding or decreases in demand to acquire land;

  the availability and cost of financing;

  unfavorable interest rates and increases in inflation;

  changes in national, regional and local economic conditions;

  cost overruns, inclement weather, and labor and material shortages;

  the impact of present or future environmental legislation, zoning laws and other regulations;

  availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property; and

  increases in real estate taxes, insurance and other local government fees.

The real estate market has experienced a significant downturn, and the duration and ultimate severity of the downturn is uncertain. A continued deterioration of economic conditions will adversely affect our operating results and financial condition.

The downturn in the real estate market, though not as severe in Canada as in the US, will still have an impact on our operations. This downturn, which resulted from a decline in consumer confidence, decline in real estate prices and an oversupply of real estate available for sale, has been exacerbated by, among other things, a decline in the overall economy, increasing unemployment, fear of job loss and a decline in the securities and credit markets. The government’s legislative and administrative measures aimed at restoring liquidity to the credit markets and improving conditions in the real estate markets has only recently begun and there is no indication yet whether these measures have or will effectively stabilize prices and real estate values or restore consumer confidence and increase demand in the real estate markets.

As a result of this downturn, and specifically the adverse impact that the combination of the lower demand and higher inventories has had on the amount of land that we are able to develop and sell and the prices at which we are able to sell the land, our operating results and financial condition have been adversely affected. We cannot predict the duration or ultimate severity of the current challenging conditions, nor can we provide assurance that our responses to the current downturn or the government’s attempts to address the troubles in the economy will be successful. If these conditions persist or continue to worsen, they will further adversely affect our operating results and financial condition.

Because real estate investments are illiquid, the downturn in the real estate market and in the economy in general has had, and may continue to have, an adverse impact on our business and cash flow.

Real estate investments are generally illiquid. Like other companies that invest in real estate, we have a limited ability to vary our portfolio of real estate investments in response to changes in economic and other conditions. In addition, as a result of the sustained downturn in the real estate market, and in the economy in general, the estimated market value of our real estate properties has decreased and may continue to decrease in the future. Moreover, we may not be able to timely dispose of properties when we find dispositions advantageous or necessary, or complete the disposition of properties under contract to be sold, and any such dispositions may not provide proceeds in excess of the amount of our investment in the property or even in excess of the amount of any indebtedness secured by the property. As a result, we are susceptible to the risks associated with further declines in real estate values, including the risk that we may be required to record additional impairment write-downs with respect to our real estate inventory in the future if the current real estate environment does not improve or if the market value of our real estate properties otherwise continues to decline.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

If we are unable to raise substantial funding, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. If we only are able to make a few investments, we would not achieve any asset diversification. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition could be adversely affected.

Delays in acquisitions of properties may have an adverse effect on your investment.

There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection, acquisition and/or development of properties could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the payment of cash distributions attributable to those particular properties.

Our By-laws contain provisions indemnifying our officers and directors against all costs, charges and expenses incurred by them.

Our By-laws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares for significant amount of services or raise funds through the sale of equity securities.

Our constating documents authorize the issuance of 100,000,000 shares of common stock with a par value of $0.0001. In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our directors and officers are residents of countries other than the United States and investors may have difficulty enforcing any judgments against such persons within the United States.

Our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our company or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof

Because we do not maintain our books under US GAAP, our board of directors does not have US GAAP experience and the accountants who prepare our financial statements have only limited US GAAP knowledge, there is a higher risk that our financial statements will not accurately describe our financial condition.

Our financial records are not maintained under US GAAP. We do not internally retain individuals that prepare our financial statements, and instead utilize an external contract-based individual with limited knowledge of US GAAP. Additionally, our board of directors does not have relevant US GAAP experience. These factors contribute to a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by our company’s internal control over financial reporting, therefore leading to errors or omissions in our financial information.

Risks Related to the Ownership of Our Stock

Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board and there is no assurance that we will ever be able to meet those requirements.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of $330,000 for the next 12 months, which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned development and expansion activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls will be time-consuming, difficult, and costly.

It will be time-consuming, difficult and costly for us to develop and implement the internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional personnel to do so, and if we are unable to comply with the requirements of the legislation we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies to obtain.

Under Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our Annual Report on Form 10-K for our fiscal year ending April 30, 2012. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management’s time and attention from revenue-generating activities to compliance activities. While we expect to expend significant resources to complete this important project, we may not be able to achieve our objective on a timely basis.

Certain of our existing stockholders have substantial influence over us and their interests may not be aligned with the interests of our other stockholders.

Stolfin Man Kit Wong owns approximately 13% of our outstanding voting securities. Mr. Wong is also our officer and director. Mr. Wong, due to his shareholdings and position with our company, has significant influence over our business, including decisions regarding mergers, consolidations, liquidations, the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our assets or reduce the market price of our shares.

We are an “emerging growth company,” and any decision on our part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under Section 107(b) of the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourself of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders. The selling security holders will receive all proceeds from this offering and if all of the shares being offered by this Prospectus are sold at $0.10 per share, those proceeds would be approximately $134,500.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.10 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.10 per share figure, including the following:

  our most recent private placements of 945,000 shares of our common stock at a price of $0.10 (CAD) per share on March 4, 2010 and April 27, 2010;

  our lack of operating history;

  our capital structure; and

  the background of our management.

As a result, the $0.10 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. If our common stock becomes quoted on the OTC Bulletin Board and a market for our common stock develops, security holders may sell their shares at a price different than the $0.10 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 1,345,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Selling Security Holders

The 48 selling security holders are offering for sale of 1,345,000 shares of our issued and outstanding common stock which they obtained as part of the following issuances:

  400,000 shares acquired by three selling security holders as part of a 4,500,000 share issuance at $0.0001 per share on January 16, 2010;

  535,000 shares acquired by twenty six selling security holders as part of a 535,000 share issuance at $0.10 (CAD) per share on March 4, 2010; and

  410,000 shares acquired by nineteen selling security holders as part of a 410,000 share issuance at $0.10 (CAD) per share on April 15, 2010.

Four of the selling security holders were involved in more than one share issuance.

All of these shares were issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”). Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders have the option to sell their shares at an initial offering price of $0.10 per share until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that our common stock will become quoted on the OTC Bulletin Board.

The following table provides information as of October 22, 2012 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

  the number of shares owned by each prior to this offering;

  the number of shares being offered by each;

  the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

  the percentage of shares owned by each; and

  the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent % (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
932124 Alberta Ltd. (4)	50,000	(3)	50,000	0	0
Amelia G. Alcantara	20,000	(3)	20,000	0	0
Emilio A. Alonzo (5)	10,000	(3)	10,000	0	0
Yolanda Alonzo (5)	10,000	(3)	10,000	0	0
Lourdes G. Batalla	50,000	(3)	50,000	0	0
Florencio C. Calis	20,000	(3)	20,000	0	0
Natividad B. Candaza	10,000	(3)	10,000	0	0
Imelda A. Cervantes	50,000	(3)	50,000	0	0
Alan Chan (6)	700,000	5	100,000	600,000	4
Angela Yin Bing Chan (6)	10,000	(3)	10,000	0	0
Eva Yuk Yi Chan (6)	10,000	(3)	10,000	0	0
Nestor H. Chan (6)	20,000	(3)	20,000	0	0
Boon Huat Cheok	10,000	(3)	10,000
Douglas Cheung	10,000	(3)	10,000	0	0
Byron Chu	20,000	(3)	20,000	0	0
Caridad Concepcion	10,000	(3)	10,000	0	0
Kim Dam (7)	10,000	(3)	10,000	0	0
Yumi S. Dam (7)	10,000	(3)	10,000	0	0
Victor Wa San Fong	10,000	(3)	10,000	0	0
Allan Fung (8)	400,000	3	100,000	300,000	2
Siu Har Fung (8)	35,000	(3)	35,000	0	0
Shan Zhi Guo	30,000	(3)	30,000	0	0
Ying Kwan Ho	30,000	(3)	30,000	0	0
Lea L. Homby (9)	20,000	(3)	20,000	0	0
Ronald Homby (9)	10,000	(3)	10,000	0	0
Danny Lam (10)	10,000	(3)	10,000	0	0
Wendy Lam (10)	30,000	(3)	30,000	0	0
Melody Lee (11)	10,000	(3)	10,000	0	0
Veronica Seung-Mun Lee (11)	30,000	(3)	30,000	0	0
Martha Yin Yung Li	10,000	(3)	10,000	0	0
Huy Lieu (12)	10,000	(3)	10,000	0	0
Loi Lieu (12)	10,000	(3)	10,000	0	0

Name of Selling Security Holder	Shares Owned Prior to this Offering (1)	Percent % (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering (2)
David Marcinek & Kim Marcinek	10,000	(3)	10,000	0	0
Abenecir M. Mejos	10,000	(3)	10,000	0	0
Douglas Henry Michelau	10,000	(3)	10,000	0	0
Fanny Kit-Fan Ng	15,000	(3)	15,000	0	0
George Man Lee Peng	10,000	(3)	10,000	0	0
Nancy Pho	10,000	(3)	10,000	0	0
Iris Kit-Ping Ng	15,000	(3)	15,000	0	0
Star Industries Calgary Inc. (13)	50,000	(3)	50,000	0	0
Mario Todd	400,000	3	200,000	200,000	1
Amelia Dela Torre (14)	100,000	(3)	100,000	0	0
Joseph Dela Torre (14)	10,000	(3)	10,000	0	0
Gary Tse	30,000	(3)	30,000	0	0
Chun Ching Wong (15)	50,000	(3)	50,000	0	0
George Wong (15)	10,000	(3)	10,000	0	0
Winnie Wong (15)	30,000	(3)	30,000	0	0
Mei Ru Weng & Yao Yang	10,000	(3)	10,000	0	0

Total	2,445,000	16	1,345,000	1,100,000	7

(1)

The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 15,000,000 shares of our common stock issued and outstanding and as at October 22, 2012.
(3)	Less than 1%.
(4)	Patrick Chi Ching Au has sole voting and dispositive control over shares owned by 932124 Alberta Ltd.
(5)	Emilio A. Alonzo and Yolanda Alonzo are husband and wife. Together they share voting and dispositive control over 20,000 shares of our common stock.
(6)	Angela Yin Bing Chan, Eva Yuk Yi Chan, Nestor H. Chang and Alan Chan are not related.
(7)	Kim Dam and Yumi S. Dam are not related.
(8)	Alan Fung and Siu Har Fung are not related.
(9)	Lea L. Homby and Ronald Homby are husband and wife. Together they share voting and dispositive control over 30,000 shares of our common stock.
(10)	Danny Lam and Wendy Lam are husband and wife. Together they share voting and dispositive control over 40,000 shares of our common stock.
(11)	Melody Lee and Veronica Seung-Mun Lee are not related.
(12)	Huy Lieu and Loi Lieu are not related.

(13)	David Thomas Gold has sole voting and dispositive control over shares owned by Industries Calgary Inc.
(14)	Amelia Dela Torre and Joseph Dela Torre are mother and son. Together they share voting and dispositive control over 110,000 shares of our common stock.
(15)	Chun Ching Wing, George Wong and Winnie Wong are not related.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 1,345,000 shares of our common stock on behalf of the selling security holders. The selling security holders have the option to sell the 1,345,000 shares of our common stock at an initial offering price of $0.10 per share until a market for our common stock develops, and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

  on such public markets as the securities may be trading;

  in privately negotiated transactions; or

  in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

  at an initial price of $0.10 per share until a market develops;

  at the market price prevailing at the time of sale if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops;

  at a price related to such prevailing market price if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops; or

  at such other price as the selling security holders determine if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

  not engage in any stabilization activities in connection with our securities; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices if our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

  contains the toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

  a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value and 90,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

As of October 22, 2012 we had 15,000,000 shares of our common stock issued and outstanding. We did not have any outstanding options or any other convertible securities as of October 22, 2012.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Preferred Stock

We are authorized to issue up to 90,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to October 22, 2012 we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business.

However, it is possible that our management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the years ended April 30, 2012 and 2011 have been included in this Prospectus in reliance upon K.R. Margetson Ltd., an independent registered public accounting firm, as experts in accounting and auditing.

Description of Business

Forward-Looking Statements

This Prospectus contains forward-looking statements. To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for the purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications outlined above and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements.

Overview

We were incorporated on December 8, 2009 under the laws of the State of Nevada. We have a wholly-owned subsidiary, KWest Investments & Development Inc., incorporated under the laws of Alberta. Our principal executive offices are located at Suite 204, 15615 102 Avenue, Edmonton, Alberta, T5P 4X7. Our telephone number is 780.756.1668. Our fiscal year end is April 30.

From our inception on December 8, 2009 to June 7, 2010 we engaged in administrative activities, preparation of our business plan and raising capital. On June 7, 2010 we entered into a share exchange agreement (the “Agreement”) with KWest Alberta and all of its shareholders whereby we acquired KWest Alberta and its 10% ownership in the Sturgeon County Property for 9,555,000 shares of our common stock. A full copy of the Agreement is attached as Exhibit 2.1.

We specialize in land banking, real estate syndication and management. We sold 90% ownership of our first parcel land, 75 acres located in Sturgeon County, Alberta, to Kimura Lake Estate Inc. (“Kimura Lake”). We maintain 10% ownership and manage this 75 acre parcel of land for Kimura Lake. The land is located in Sturgeon County, Alberta, about 2 miles east of Redwater, Alberta and 3¾ miles north of the Alberta Industrial Heartland which is targeted to be the future site for oil sand upgraders in Alberta.

As a management company, we assist Kimura Lake in syndicating the land through our sales team by splitting the full parcel into separate half acre (one unit) and one acre (2 units) units of undivided interest with individual land titles issued by the Alberta Government Land Title Office and sold off to investors (land investors). Our 10% interest provides us with 15 units of undivided interest not for syndication and Kimura Lake has 135 units (90%) of undivided interest to syndicate. After the land is syndicated, we work with engineers, planners and architects to get all the approvals and plans required, thereby increasing the value of the land.

We used KWest Alberta, our subsidiary, as an intermediary in the purchase and subsequent sale of the as the Sturgeon County land because it was established before Kimura Lake Estate Inc., and was established for the purpose of purchasing and syndicating land. Even though the two companies do have directors in common, they have different business purposes and different shareholders who expect the companies to engage in differing activities.

In our capacity as a management company, we then assist the buyers, such as Kimura Lake, to syndicate the land through our sales team by splitting the full parcel into separate half acre (one unit) and one acre (2 units) units of undivided interest with individual land titles issued by the Alberta Government Land Title Office and sold off to real estate purchasers. We retained 15 units (10%) of undivided interest in the Sturgeon County property upon its sale to Kimura Lake. After the land is syndicated, we work with engineers, planners and architects to get all the approvals and plans required, thereby increasing the value of the land.

These processes normally take 3 to 5 years. Once they are completed, the land investors, including our company which in the case of the Sturgeon County property retained 10% of the land, may recover their investments by:

  Selling the project as a whole
  Joint venturing with another developer; or
  Developing the project by KWest

KWest, a management company, has to present any offers from buyers, or from another developer or even an offer from KWest to develop the project to all land investors. Kimura Lake Estate Inc. will send the proxy to all land investors and KWest. Any decision is made by voting and a majority vote is binding on all land investors and KWest. The profit derived from the project will be shared by all land investors and KWest in direct proportionate to each land investor’s ownership interest in the project.

In order to invest in real estate in a city, we have to be carefully investigate and study the city. The city is evaluated by our staff and management. In particular we consider the following:

1.	Economic climate (developing and growing)
2.	Industrial spending (Industrial expansion or increase in spending)
3.	Job creation (The industries expanding and job availabilities are increasing. Household income is showing the sign of increasing.)

4.	Increase in immigration (Due to lots of job available and shortage of labor, skill workers are moving from other provinces or other countries.)
5.	Political climate (Government is very supportive)

We engaged in this analysis before our investment in the Sturgeon County property and decided that Alberta, and in particular, Sturgeon County was a good place to invest.

Distribution

We will mainly focus on the direct distribution of investments in our properties through our sales and marketing team units which they are located in Edmonton, Calgary and Vancouver. Each unit advertises regularly in community newspapers and holds real estate investment seminars to introduce our products and services.

We will continue to network through different channels, such as the Edmonton Chamber of Commerce, to generate new clients which we hope will lead to more sales and revenues. Networking has the potential to not only attract new clients and business for our services but it can also help establish new relationships with other entities that will play important roles in the development of our projects. These include city delegates, planners, engineers, contractors and subcontractors.

Competition

For the past decade, the Alberta land syndication market has been dominated by two major competitors: Walton International and S&D International Group Inc. However, both of these organizations have shifted their operations from the land syndication model to development. There are currently no companies which we are aware of which engage in the land syndication business in Alberta at this time. However, there can be no assurance that companies will not begin engaging in this business in Alberta, and as we attempt to expand our operations we will certainly be competing with other business ranging from large multinational corporations to small start up business such as ourselves.

Many of our competitors may have longer operating histories, better brand recognition and greater financial resources than we do. In order for us to successfully compete in our industry we will need to:

  Ensure that investments in our projects are affordable;
  That we only invest in properties in price locations;
  That our investment strategy is simple to understand; and
  That we provide outstanding customer service and rigid integrity in our business dealings.

However, there can be no assurance that even if we do these things we will be able to compete effectively with the other companies in our industry.

We believe that we have the required management expertise in sourcing properties with good development potential and affordable price.

We are committed to work and communicate with our investors and sales consultants to identify their goals and needs which will make it easier to continually provide them with the best products and services.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property.

Research and Development

We did not incur any research and development expenses during the years ended April 30, 2011 and 2010.

Reports to Security Holders

Upon effectiveness of this Registration Statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will begin filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Government Regulations

Under the current law in Alberta, syndicating land to various investors does not require any government approval. However, once the land is being developed, land development permits and approvals will be required. These permits and approvals will vary depending on the land that is being developed.

Environmental Regulations

We are not aware of any material violations of environmental permits, licenses or approvals that have been issued with respect to our operations. We expect to comply with all applicable laws, rules and regulations relating to our business, and at this time, we do not anticipate incurring any material capital expenditures to comply with any environmental regulations or other requirements.

While our intended projects and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Employees

We currently have 1 full time employee and 2 part time employees. We also engage a number of consultants.

Description of Property

Our principal executive offices are located at Suite 204 15615 102 Avenue Edmonton, Alberta T5P 4X7. Our telephone number is 780.756.1668. We pay rent of approximately $30,000 per year for the use of this space.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our products or services.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once this Registration Statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

As of October 22, 2012 there were 80 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of October 22, 2012 we did not have any equity compensation plans.

Financial Statements

Our audited financial statements for the years ended April 30, 2011 and 2012 follow, commencing on page F-1.

KWest Investment International Ltd.
Consolidated Financial Statements
Stated in Canadian Dollars
April 30, 2012 and 2011

KWest Investment International Ltd.
Consolidated Financial Statements (unaudited)
Stated in Canadian Dollars
July 31, 2012

K. R. MARGETSON LTD.	Chartered Accountants

Sechelt office	Vancouver office
PO Box 45, 5588 Inlet Avenue	#210 – 905 West Pender Street
Sechelt BC V0N 3A0	Vancouver BC V6C 1L6
Tel: 604.885.2810	Tel: 604.641.4450
Fax: 1.877.874.9583

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders
KWest Investment International Ltd.:

We have audited the accompanying consolidated balance sheet of KWest Investment International Ltd as of April 30, 2012 and April 30, 2011 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended April 30, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2012 and April 30, 2011 and the results of its operations and its cash flows for each of the years ended in the two year period ended April 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

Vancouver, Canada	/s/ K. R. MARGETSON LTD.
August 7, 2012, except for Note 10	Chartered Accountant
which is September 10, 2012

KWest Investment International Ltd.
CONSOLIDATED BALANCE SHEETS
As at April 30, 2012 and 2011
Stated in Canadian Dollars

	Restated - Note 10
	April 30,	April 30,
	2012	2011
ASSETS
Current
Cash and cash equivalents	4,874	$26,446
Due from related parties - Note 4	171,460	233,765
Income taxes receivable	2,789	-
Prepaid expense	2,500	2,500
	181,623	262,711
Due from related party - Note 4	821,333	885,333
Property, plant and equipment - Note 3	6,891	10,336
Land for development, Restated - Note 10	100,000	100,000
Deferred tax asset, Restated - Note 10	79,080	25,120
Total Assets	$1,188,927	$1,283,500

LIABILITIES
Current
Accounts payable and accrued liabilities	$168,187	$129,767
Income taxes payable	-	40,523
Due to related parties – Note 4	88,554	43,172
Deferred gain on sale - Note 4 and restated per Note 10	308,000	332,000
	564,741	545,462
Long-term debt - Note 5	570,370	614,815
Total Liabilities	1,135,111	1,160,277

STOCKHOLDERS' EQUITY
Capital Stock - Note 6
Authorized 100,000,000 common shares, voting, par value $.0001 each 90,000,000 preferred shares, par value $.0001 each Issued 15,000,000 common shares	1,500	1,500
Additional paid in capital	73,261	73,261
Accumulated retained earnings, Restated - Note 10	(57,445)	20,462
	17,316	95,223
Equity attributable to noncontrolling interest	36,500	28,000
Total Stockholders' Equity	53,816	123,223
Total Liabilities and Stockholders' Equity	$1,188,927	$1,283,500

See Accompanying Notes

KWest Investment International Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended April 30, 2012 and 2011
Stated in Canadian Dollars

		Restated
	Year ended	Year ended
	April 30,	April 30,
	2012	2011

Revenues
Management fee from related party	$16,532	$145,912
Recognized gain on property sale to related party, Restated - Note 10	24,000	34,000
	40,532	179,912
Expenses
Administration fees	7,125	38,700
Commission fees	18,164	23,344
Consulting fees	36,850	135,071
Depreciation	3,445	7,876
Office and general	25,907	26,185
Professional fees	29,916	27,555
Rent	29,993	37,683
	151,400	296,414

Income (loss) before income taxes (recovered)	(110,868)	(116,502)
		.
Income taxes (recovered)
Current	18,177	(10,542)
Deferred, Restated - Note 10	(53,960)	4,530
	(35,783)	(6,012)

Net income (loss) and comprehensive income (loss) for the year	(75,085)	(110,490)
Dividend attributable to noncontrolling interest	(2,822)	(660)
Net income (loss) and comprehensive income (loss) available to equity stockholders	$ (77,907)	$ (111,150)

Basic and diluted income (loss) per share	$(0.005)	$(0.007)

Weighted average number of shares outstanding	15,000,000	15,000,000

KWest Investment International Ltd.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the period from May 1, 2010 to April 30, 2012
Stated in Canadian Dollars

					Equity	Equity
			Additional		attributable to	attributable to	Total
	Common Stock		Paid in	Retained	KWest	noncontrolling	Shareholders'
	Shares	Amount	Capital	Earnings	shareholders	interest	Equity
Balance, May 1, 2010, Restated per Note 10	15,000,000	1,500	73,261	131,612	206,373	-	206,373

January 28, 2011, issuance of 240,000 preferred shares at $0.125/share, net of issuance costs	-	-	-	-	-	28,000	28,000

Net income for the year ended April 30, 2011, Restated per Note 10	-	-	-	(110,490)	(110,490)	-	(110,490)

Dividend to noncontrolling interest	-	-	-	(660)	(660)	-	(660)

Balance, April 30, 2011, Restated per Note 10	15,000,000	1,500	73,261	20,462	95,223	28,000	123,223

October 7, 2011, issuance of 68,000 preferred shares at $0.125/share	-	-	-		-	8,500	8,500

Net Income for the period ended April 30, 2012	-	-	-	(75,085)	(75,085)	-	(75,085)

Dividend to noncontrolling interest	-	-	-	(2,822)	(2,822)	-	(2,822)

Balance, April 30, 2012	15,000,000	$1,500	$73,261	$(57,445)	$17,316	$36,500	$53,816

See Accompanying Notes

KWest Investment International Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended April 30, 2012 and 2011
Stated in Canadian Dollars

		Restated
	Year ended	Year ended
	April 30,	April 30,
	2012	2011
Operating activities
Net income (loss) for year (2011 amount restated per Note 10)	$(75,085)	$(110,490)
Item not requiring outlay (inflow) of cash
Depreciation	3,445	7,876
Deferred taxes	(53,960)	4,530
Gain on property sale to related party	(24,000)	(34,000)
Changes in non-cash working capital balances
Prepaid expenses	-	3,674
Accounts payable	15,475	10,537
Income taxes	(43,312)	(11,442)
Due to (from) related parties	-	(49,171)
Net cash provided by (used in) operating activities	(177,437)	(178,486)

Investing activities
Related party advance	126,305	90,667
Net cash provided by investing activities	126,305	90,667

Financing activities
Related parties	45,382	-
Preferred shares issued for cash	8,500	28,000
Dividends on preferred shares, (noncontrolling interest)	(2,822)	(660)
Long-term debt	(21,500)	-
Net cash provided by financing activities	29,560	27,340

Increase (decrease) in cash and cash equivalents during the period	(21,572)	(60,479)
Cash and cash equivalents, beginning of the period	26,446	86,925

Cash and cash equivalents, end of the period	$4,874	$26,446

Supplemental information
Interest paid	$-	$-
Income taxes paid	$18,177	$(10,542)

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

KWest Investment International Ltd. (“KWest” or the “Corporation”) was incorporated in the state of Nevada, United States on December 8, 2009. On June 7, 2010, KWest acquired KWest Investments & Development Inc. of Edmonton, Alberta, Canada as its wholly owned subsidiary. KWest Investments & Development Inc. (“KWest Alberta”) was incorporated on September 29, 2008 with its head office located in Edmonton, Alberta, Canada and is specialized in real estate syndication.

The Corporation issued 9,555,000 shares of common stock in exchange for 100% of the outstanding common shares of KWest Alberta. Although the Corporation was the legal acquirer, the transaction was accounted for as a recapitalization of KWest Alberta in the form of a reverse merger, whereby KWest Alberta becomes the accounting acquirer and was deemed to have retroactively adopted the capital structure of the Corporation. Accordingly, the accompanying consolidated financial statements reflect the historical consolidated financial statements of KWest Alberta for all periods presented, and do not include the historical financial statements of the Corporation. All costs associated with the reverse merger transaction were expensed as incurred.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Corporation’s financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements include the Corporation’s wholly owned subsidiary, KWest Investments & Development Inc., and 100% of its asset, liabilities and net income or loss. All inter-company accounts and transactions have been eliminated.

Functional Currency

The Company’s functional currency is the Canadian dollar. All amounts shown on these statements are stated in Canadian dollars.

Revenue Recognition and Deferred Revenue

The Corporation recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Customers take ownership at point of sale and bear the costs and risks of delivery. In accounting for the gain on sale of land which occurred between related parties, the Company followed the following US GAAP policy:

The gain was initially deferred and was recognized only when the related party sells the assets to third parties and collects the funds for that sale.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurements

The Corporation follows FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This new accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Corporation defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Corporation considers the principal or most advantageous market in which the Corporation would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Corporation has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Corporation has not elected the fair value option for any eligible financial instruments.

Financial Instruments

Fair Value

The fair value of financial instruments consisting of cash and cash equivalents, accrued liabilities to related party and notes payable to related party were estimated to approximate their carrying values based on the short-term maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Corporation is not exposed to significant interest or credit risks arising from these financial instruments.

Risks

Financial instruments that potentially subject the Corporation to credit risk consist principally of cash. Management does not believe the Corporation is exposed to significant credit risk. Management, as well, does not believe the Corporation is exposed to significant interest rate risks during the period presented in these financial statements.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, management considers liquid investments with an original maturity of three months or less to be cash equivalents. As at April 30, 2012, all cash amounts were deposited in accounts were federally insured.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of:

i)	completion of a feasibility study; or

ii)	the Company’s commitment to a plan of action based on the then known facts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Derivative Instruments

The Company accounts for derivative instruments according to FASB ASC topic 815 Derivative and Hedging. This standard establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and also for hedging activities.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of:

(i)	the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or

(ii)	the earnings effect of the hedged forecasted transaction.

For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

During the year ended April 30, 2012, the Company does not possess a derivative instrument, which the Company accounts for under this FASB ASC topic.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Income per Common Share

FASB ASC 260 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share.

Equipment

Equipment is recorded at cost. Amortization is calculated at the following annual rates:

Furniture and computer equipment – 60 month straight line Leasehold improvements - 21 month straight line

Impairment of Long-Lived Assets

Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. No impairments of these types of assets were recognized during the year ended April 30, 2012.

Income Taxes

The Company follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Deferred Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive Income (Loss)

The Corporation adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholder's equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Since inception, the Corporation’s other comprehensive income represents foreign currency translation adjustments.

Recent Accounting Pronouncements

The Company adopts new pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective date. Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – EQUIPMENT

			April 30, 2012
		Accumulated
	Cost	Depreciation	Net
Furniture and computers	$17,227	$10,336	$6,891
Leasehold improvements	15,506	15,506	-
	$32,733	$25,842	$6,891

			April 30, 2011
		Accumulated
	Cost	Depreciation	Net
Furniture and computers	$17,227	$6,691	$10,336
Leasehold improvement	15,506	15,506	-
	$32,733	$22,397	$10,336

NOTE 4 – RELATED PARTY TRANSACTIONS AND BALANCES

The Corporation entered into the following related transaction with related parties with respect of the purchase and sale of land:

The Corporation sold an undivided 90% interest of the land to a related party for $1,440,000. The resulting gain of $540,000 was deferred and is being recognized as the transferee sells units of the property and collects the proceeds thereon. The transferee does not have to pay the Corporation until it collects funds when the units are sold to unrelated third parties. The required repayment is $10,667 per unit.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

In addition, the Company had the following related party transactions:

	Year ended	Year ended
	April 30,	April 30,
	2012	2011

Management fee income (1)	$16,532	$145,912
Commission expenses (2)	$14,035	$15,739
Consulting expenses (2)	$36,000	$118,750

(1)	Management fee income received from Kimura Lake Estate Inc., a company owned by shareholders.
(2)	Expenses were paid to two companies owned by the president and an affiliate of the company, respectively.

The transactions were measured at the exchange amount, which is the amount agreed upon by the related parties. The financial statements above reflect all of the costs of doing business.

The following are related transaction balances with related parties for the period ended April 30, 2012:

	April 30, 2012		April 30, 2011
	Current	Non-Current	Current	Non-Current
Due from related party	$171,460	$821,333	$233,765	$885,333
Due to related party	$88,554	-	$43,172	-

Current advances from (to) related parties represent advances from (to) a shareholder, advances from a Corporation with common management and advances from a party related to a shareholder. The advances are without interest and have no specified repayment terms.

NOTE 5 – LONG TERM DEBT

Long term debt represents the debt owing on the purchase of land for $1,000,000. The debt is non interest bearing and is to be repaid as the Company collects its receivable on the ultimate sale of the land as described in Note 4 above. The debt is being repaid at $7,407 per unit.

NOTE 6 - CAPITAL STOCK

On April 28, 2010, the Corporation issued 5,445,000 common shares of the Corporation for gross proceed of $92,817 by way of private placement.

On June 7, 2010, the Corporation issued 9,555,000 common shares of the Corporation in exchange for 100% of the outstanding common shares of KWest Investments & Development Inc. As described in Note 2, the transaction was accounted for as a reverse merger and a retroactive recapitalization.

As at April 30, 2012, there were no warrants or options outstanding.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

NOTE 7 – PREFERRED SHARES

On January 13, 2011, the Company’s 100% wholly owned subsidiary, KWest Investments and Development Inc., closed a private placement of 160,000 preferred shares at $0.125 per share for a gross proceed of $20,000.

During February, 2011, the Company’s 100% wholly owned subsidiary, KWest Investments and Development Inc., closed a private placement of 80,000 preferred shares at $0.125 per share for a gross proceed of $10,000.

During October, 2011, the Company’s 100% wholly owned subsidiary, KWest Investments and Development Inc., closed a private placement of 68,000 preferred shares at $0.125 per share for a gross proceed of $8,500.

These shares bear a cumulative dividend of 8% per annum and are redeemable at the option of the Company on or before the second year anniversary from the date of closing.

NOTE 8 – COMMITMENT

The Company entered into an agreement to lease office space that expires September 1, 2013. The monthly commitment is $2,499.43 ($29,993 per year.)

NOTE 9 - INCOME TAX

The components of the future tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are as follows as at April 30, 2012 and 2011:

	2012	2011
Statutory rate	25%	14% - 25%

Expected income taxes recovery at the statutory rate	$(27,717)	$(24,405)
Non deductible interest	1,881	-
Effect of change in tax rate	(19,744)	-
Benefit not recognized through increase in valuation allowance	9,797	18,393

Income tax expense (recovery) recognized in the year	$(35,783)	$(6012)

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

The approximate tax effects of each type of temporary differences that gives rise to future tax assets (liabilities) are as follows at April 30, 2012 and 2011:

	2012	2011

Non-capital loss carry forwards	$33,287	$23,491
Equipment and leaseholds	2,080	1,460
Property sale deferred	77,000	23,660
	112,367	48,611
Less: Valuation allowance	(33,287)	(23,491)

Future tax assets	$79,080	$25,120

As at April 30, 2012, the Company has accumulated non-capital losses for tax purposes of approximately $133,146 (2011 - $93,960) that may be applied against future taxable income for Canadian income tax purposes. The potential tax benefits have not been recorded in theses financial statements as it is not considered likely that they will be utilized. The losses expire as follows:

2030	$20,390
2031	73,570
2032	39,186

$133,146

NOTE 10 – CORRECTION OF PREVIOUSLY RELEASED FINANCIAL STATEMENTS

On June 9, 2009, the Company purchased property for $1,000,000 from a party previously treated as being related. At that time, following guidelines for related party transactions, the cost of the property was recorded at the carrying cost of the related party, namely $573,437. The difference of $426,563 was charged to equity. 90% of the property was determined to be $516,093 and when that portion was sold for $1,440,000, the gain recorded on sale was $923,906. This gain was deferred as disclosed in the Note 2 accounting policy, Revenue Recognition and Deferred Revenue:” The property was subdivided into 135 lots and the gain recognized per lot was $6,844.

As the Company has subsequently determined that the purchase of property was not between related parties, the accounts have been restated to record the cost at the fair value of $1,000,000 – the contracted price. The gain on sale was therefore reduced by $383,906, from $923,906 to $540,000 and the gain recognized per lot was $4,000 – a reduction of $2,844 per lot.

The deferral of the property sale gave rise to a deferred tax asset that, as a result of the change in the amount of deferred gain, has also been adjusted and restated.

The effect on the consolidated statement of operations for the years ended April 30, 2010 and 2011 is to reduce income by $119,122 and $27,165 respectively.

In addition to the change in the deferred gain on sale and the resulting adjustment to deferred tax asset, the current amount due to related parties has been reduced by $109,038 in 2011 and $305,627 in 2010 and accounts payable have been increased by similar amounts to reflect the change of status of the payable from that of a related party to a regular creditor. The long term portion of due to related parties has been re-captioned as long term debt.

A restatement of the Consolidated Balance Sheets as at April 30, 2011 and 2010 and a restatement of the Consolidated Statements of Operations for the two years then ended is as follows:

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

CONSOLIDATED BALANCE SHEETS	April 30, 2011			April 30, 2010
	As previously		As Restated	As previously		As Restated
	reported			reported
ASSETS
Current	$262,711		$262,711	$294,251		$294,251
Due from related party	885,333		885,333	976,000		976,000
Property, plant and equipment	10,336		10,336	18,212		18,212
Land for development	57,344	42,656	100,000	57,344	42,656	100,000
Deferred tax asset	23,531	1,589	25,120	25,068	4,582	29,650
Total Assets	$1,239,255	$44,245	$1,283,500	$1,370,875	$47,238	$1,418,113

LIABILITIES
Current
Accounts payable and accrued liabilities	$20,729		$129,767	$10,191		$10,191
Income taxes payable	40,523		40,523	51,965		51,965
Due to related parties	152,210		43,172	365,357		365,357
Deferred gain on sale	568,031	(236,031)	332,000	626,203	(260,203)	366,000
	781,493		545,462	1,053,716		793,513
Due to related parties - Note 4	614,815		614,815	418,227		418,227
Total liabilities	1,396,308	(236,031)	1,160,277	1,471,943	(260,203)	1,211,740

STOCKHOLDERS' EQUITY
Capital Stock	1,500		1,500	1500		1500
Additional paid in capital	73,261		73,261	73,261		73,261
Excess of cost over fair value of assets	(426,563)	426,563	-	(426,563)	426,563	-
Accumulated retained earnings	166,749	(146,287)	20,462	250,734	(119,122)	131,612
Equity attributable to noncontrolling interest	28,000		28,000	-		-
Total Stockholders' Equity	(157,053)	280,276	123,223	(101,068)	307,441	206,373

Total Liabilities and Stockholders' Equity	$1,239,255	$44,245	$1,283,500	$1,370,875	$47,238	$1,418,113

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended	April 30, 2011			April 30, 2010
	As previously		As Restated	As previously		As Restated
	reported			reported
Revenues
Management fee from related party	$145,912		$145,912	$407,764		$407,764
Recognized gain on property sale to related party	58,172	(24,172)	34,000	297,703	(123,703)	174,000
	204,084		179,912	705,467		581,764

Expenses	296,414		296,414	404,717		404,717

Income (loss) before income taxes (recovered)	(92,330)		(116,502)	300,750		177,047

Income taxes (recovered)
Current	(10,542)		(10,542)	51,065		51,065
Deferred	1,537	2,993	4,530	(25,069)	(4,581)	(29,650)
	(9,005)		(6,012)	25,996		21,415

Net income (loss) and comprehensive income (loss)	(83,325)		(110,490)	274,754		155,632
Dividend attributable to noncotnrolling interest	660		660	-		-

Net income (loss) and comprehensive income (loss) available to equity shareholders	$ (83,985)	(27,165)	$ (111,150)	$ 274,754	(119,122)	$ 155,632

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

CONSOLIDATED STATEMENT OF
STOCKHOLDERS' EQUITY	As Previously Reported				As Restated
	Balance	Net income	Purchase	Balance	Balance	Net income	Purchase	Balance
	May 1, 2009	and	of land	April 30, 2010	May 1, 2009	and	of land	April 30, 2010
		Comprehensive				Comprehensive
		Income				Income
Common stock - $	$1,500			$1,500	$1,500			$1,500
Additional paid in capital	73,261			73,261	73,261			73,261
Excess of cost over fair value of assets			$ (426,563)	(426,563)			$ -	-
Retained earnings	(24,020)	$274,754		250,734	(24,020)	$155,632		131,612
Equity attributed to KWest shareholders	50,741	274,754	(426,563)	(101,068)	50,741	155,632		206,373
Equity attributed to noncontrolling interest	-			-	-			-
Total stockholders' equity	$50,741	$274,754	$(426,563)	$(101,068)	$50,741	$155,632	$-	$206,373

		As Previously Reported				As Restated
	Balance	Net income	Share	Balance	Balance	Net income	Share	Balance
	May 1, 2010	and	issuance	April 30, 2011	May 1, 2010	and	issuance	April 30, 2011
		Comprehensive	and			Comprehensive	and
		Income	dividends			Income	dividends
Common stock	$1,500			$1,500	$1,500			$1,500
Additional paid in capital	73,261			73,261	73,261			73,261
Excess of cost over fair value of assets	(426,563)			(426,563)	-			-
Issuance of 240,000 reference shares at $1.25/share			$28,000				$28,000
Retained earnings	250,734	$(83,325)	(660)	167,409	131,612	$(110,490)	(660)	20,462
Equity attributed to KWest shareholders	(101,068)	(83,325)	(660)	(185,053)	206,373	(110,490)	(660)	95,223
Equity attributed to noncontrolling interest	-		28,000	28,000	-		28,000	28,000
Dividends to noncontrolling interest			(660)				(660)
Total stockholders' equity	$(101,068)	$(83,325)	$27,340	$(157,053)	$206,373	$(110,490)	$27,340	$123,223

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2012

Stated in Canadian dollars

STATEMENTS OF CASH FLOWS
For the year ended	April 30, 2011					April 30, 2010
	As previously				As Restated	As previously		As Restated
	reported					reported

Operating activities
Net income (loss) for year	$(83,325)		$(27,165	) $	(110,490)	$274,754	$(119,122)	$155,632
Item not requiring outlay (inflow) of cash
Depreciation	7,876				7,876	12,306		12,306
Deferred taxes	1,537		2,993		4,530	(25,069)	(4,581)	(29,650)
Gain on property sale to related party	(58,172)		24,172		(34,000)	(297,703)	123,703	(174,000)
Changes in non-cash working capital balances					-
Prepaid expenses	3,674				3,674	(2,500)		(2,500)
Accounts payable	10,537				10,537	9,564		9,564
Income taxes payable	(11,442)				(11,442)	51,065		51,065
Due to (from) related parties	(245,759)		196,588		(49,171)	101,551		101,551
Net cash provided by (used in) operating activities	(375,074)		196,588		(178,486)	123,968	-	123,968

Investing activities
Related party advance - long term	90,667				90,667	(478,656)	42,656	(436,000)
Property and equipment	-				-	(17,227)		(17,227)
Land for development	-				-	(57,344)	(42,656)	(100,000)
Net cash provided by (used in) investing activities	90,667				90,667	(553,227)	-	(553,227)

Financing activities
Preferred shares issued	28,000				28,000	-		-
Dividends on preferred shares	(660)				(660)	-		-
Long term debt	196,588		(196,588)		-	418,227		418,227
Net cash provided by financing activities	223,928		(196,588)		27,340	418,227	-	418,227

Increase (decrease) in cash and cash equivalents during the year	(60,479)				(60,479)	(11,032)		(11,032)
Cash and cash equivalents, beginning of year	80,925				80,925	97,957		97,957
Cash and cash equivalents, end of year	$20,446	$			20,446	$86,925		$86,925

KWest Investment International Ltd.
INTERIM CONSOLIDATED BALANCE SHEETS
As at July 31, 2012 and April 30, 2012
Unaudited - Stated in Canadian Dollars

	July 31,	April 30,
	2012	2012

ASSETS

Current
Cash and cash equivalents	4,605	4,874
Due from related parties - Note 2	171,460	171,460
Income taxes receivable	2,789	2,789
Prepaid expense	2,500	2,500
	181,354	181,623
Due from related party	821,333	821,333
Property, plant and equipment	6,029	6,891
Land for development	100,000	100,000
Deferred tax asset	79,080	79,080
Total Assets	$1,187,796	$1,188,927

LIABILITIES

Current
Accounts payable and accrued liabilities	$170,033	$168,187
Due to related parties – Note 2	96,954	88,554
Deferred gain on sale	308,000	308,000
	574,987	564,741
Due to related parties	570,370	570,370
Total Liabilities	1,145,357	1,135,111

STOCKHOLDERS' EQUITY

Capital Stock
Authorized 100,000,000 common shares, voting, par value $.0001 each 90,000,000 preferred shares, par value $.0001 each Issued 15,000,000 common shares	1,500	1,500
Additional paid in capital	73,261	73,261
Accumulated retained earnings	(68,822)	(57,445)
	5,939	17,316
Equity attributable to noncontrolling interest	36,500	36,500
Total Stockholders' Equity	42,439	53,816
Total Liabilites and Stockholders' Equity	$1,187,796	$1,188,927

See Accompanying Notes

KWest Investment International Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended July 31, 2012 and 201
Unaudited - Stated in Canadian Dollars

	3 months	3 months
	ended	ended
	July 31,	July 31,
	2012	2011

Revenues
Management fee from related party	$-	$5,349
Recongized gain on property sale to related
party	-	41,063
	-	46,412
Expenses
Administration fees	-	4,425
Commission fees	-	5,348
Consulting fees	-	27,000
Depreciation	862	861
Office and general	1,057	2,686
Professional fees	1,355	2,312
Rent	7,498	7,498
	(10,772)	(50,130)
Net loss before income taxes recovered	(10,772)	(3,718)

Current	-	(3,657)
Deferred	-	3,136
	-	(521)
Net loss	(10,772)	(3,197)
Dividend attributable to noncontrolling interest	605	605
Net loss available to equity holders	$(11,377)	$(4,323)

Basic and diluted income (loss) per share	$(0.001)	$(0.000)

Weighted average number of shares outstanding	15,000,000	15,000,000

See Accompanying Notes

KWest Investment International Ltd.
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the period from ended May 1, 2011 to July 31, 2012
Unaudited - Stated in Canadian Dollars

					Equity	Equity
			Additional		attributable	attributable	Total
	Common Stock		Paid in	Retained	to KWest	noncontroll	Shareholders'
	Shares	Amount	Capital	Earnings	shareholders	interest	Equity

Balance, May 1, 2011	15,000,000	$1,500	$73,261	$20,462	$95,223	$28,000	$123,223

October 7, 2011, issurance of 68,000 preferred shares at $0.125/share	-	-	-	-	-	8,500	8,500

Net loss for the period ended April 30, 2012	-	-	-	(75,085)	(75,085)		(75,085)

Dividends on preferrence shares	-	-	-	(2,822)	(2,822)		(2,822)

Balance, April 30, 2012	15,000,000	1,500	73,261	(57,445)	17,316	36,500	53,816

Net loss for the period ended July 31, 2012	-	-	-	(10,772)	(10,772)		(10,772)

Dividends on preferrence shares	-	-	-	(605)	(605)		(605)

Balance, July 31, 2012	15,000,000	$1,500	$73,261	$(68,822)	$5,939	$36,500	$42,439

See Accompanying Notes

KWest Investment International Ltd.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended July 31, 2012 and 2011
Unaudited - Stated in Canadian Dollars

	3 months ended	3 months ended
	July 31,	July 31,
	2012	2011
Operating activities
Net loss for period	$(10,772)	$(3,197)
Item not requiring outlay of cash
Deferred tax expense	-	3,136
Depreciation	862	861
Changes in non-cash working capital balances
Accounts payable	1,846	1,180
Income taxes payable	-	(15,601)
Due to (from) related parties	8,400	66,696
Deferred gain on sale of land to related parties	-	(41,062)
Net cash provided by (used in) operating activities	336	12,013

Investing activities
Due from related parties - long term	-	64,000
Net cash proved by financing activities	-	64,000

Financing activities
Dividend	(605)	(605)
Due to related parties - long term	-	(44,445)
Net cash proved by financing activities	(605)	(45,050)

Increase (decrease) in cash and cash equivalents during the period	(269)	30,963
Cash and cash equivalents, beginning of the period	4,874	26,446
Cash and cash equivalents, end of the period	$4,605	$57,409

Supplemental information

Interest paid	$-	$-
Income taxes paid	$-	$(3,657)

See Accompanying Notes

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

KWest Investment International Ltd. (“KWest” or the “Corporation”) was incorporated in the state of Nevada, United States on December 8, 2009. On June 7, 2010, KWest acquired KWest Investments & Development Inc. of Edmonton, Alberta, Canada as its wholly owned subsidiary. KWest Investments & Development Inc. (“KWest Alberta”) was incorporated on September 29, 2008 with its head office located in Edmonton, Alberta, Canada and is specialized in real estate syndication.

The Corporation issued 9,555,000 shares of common stock in exchange for 100% of the outstanding common shares of KWest Alberta. Although the Corporation was the legal acquirer, the transaction was accounted for as a recapitalization of KWest Alberta in the form of a reverse merger, whereby KWest Alberta becomes the accounting acquirer and was deemed to have retroactively adopted the capital structure of the Corporation. Accordingly, the accompanying consolidated financial statements reflect the historical consolidated financial statements of KWest Alberta for all periods presented, and do not include the historical financial statements of the Corporation. All costs associated with the reverse merger transaction were expensed as incurred.

NOTE 2 – INTERIM REPORTING

While the information presented in the accompanying interim three months consolidated financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America. These interim financial statements follow the same accounting policies and methods of their application as the Company’s April 30, 2012 annual consolidated financial statements. All adjustments are of a normal recurring nature. It is suggested that these interim consolidated financial statements be read in conjunction with the Company’s April 30, 2012 annual consolidated financial statements. Operating results for the three months ended July 31, 2012 are not necessarily indicative of the results that can be expected for the year ended April 30, 2013.

The consolidated financial statements, which include the Company and its subsidiary, Golden KWest Investments & Development Inc. are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of the assets, liabilities, and net income or loss of its wholly-owned subsidiary.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

There have been no changes in accounting policies from those disclosed in the notes to the audited consolidated financial statements for the year ended April 30, 2012.

Functional Currency

The Company’s functional currency is the Canadian dollar. All amounts shown on these statements are stated in Canadian dollars.

Revenue Recognition and Deferred Revenue

The Corporation recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Customers take ownership at point of sale and bear the costs and risks of delivery. In accounting for the purchase and gain on sale of land which occurred between related parties, the Company followed the following US GAAP policies -

The carrying value of the asset purchased from a related party was recorded at the transferor’s carrying value. No step up in value was recorded. The difference between the contracted price and the transferor’s carrying value was been recorded as a charge to equity and noted as ‘Excess of cost over fair value of assets received”

When the asset was sold to another related party, the gain was initially deferred and was recognized only when the related party sells the assets to third parties and collects the funds for that sale.

Fair Value Measurements

The Corporation follows FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This new accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Corporation defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Corporation considers the principal or most advantageous market in which the Corporation would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Corporation has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Corporation has not elected the fair value option for any eligible financial instruments.

Financial Instruments

Fair Value

The fair value of financial instruments consisting of cash and cash equivalents, accrued liabilities to related party and notes payable to related party were estimated to approximate their carrying values based on the short-term maturity of these instruments. Unless otherwise noted, it is management’s opinion that the Corporation is not exposed to significant interest or credit risks arising from these financial instruments.

Risks

Financial instruments that potentially subject the Corporation to credit risk consist principally of cash. Management does not believe the Corporation is exposed to significant credit risk. Management, as well, does not believe the Corporation is exposed to significant interest rate risks during the period presented in these financial statements.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, management considers liquid investments with an original maturity of three months or less to be cash equivalents.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of:

iii)	completion of a feasibility study; or
iv)	the Company’s commitment to a plan of action based on the then known facts.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Derivative Instruments

The Company accounts for derivative instruments according to FASB ASC topic 815 Derivative and Hedging. This standard establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and also for hedging activities. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of:

(iii) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or
(iv) the earnings effect of the hedged forecasted transaction.

For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

During the period ended July 31, 2012, the Company does not possess a derivative instrument, which the Company accounts for under this FASB ASC topic.

Net Income per Common Share

FASB ASC 260 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equipment

Equipment is recorded at cost. Amortization is calculated at the following annual rates:

  Furniture and computer equipment – 60 month straight line
  Leasehold improvements - 21 month straight line

Impairment of Long-Lived Assets

Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. No impairments of these types of assets were recognized during the period ended July 31, 2012.

Income Taxes

The Company follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Deferred Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Comprehensive Income (Loss)

The Corporation adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholder's equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Since inception, the Corporation’s other comprehensive income represents foreign currency translation adjustments.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

The Company adopts new pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective date. Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4 – EQUIPMENT

			July 31, 2012
		Accumulated
	Cost	Depreciation	Net
Furniture and computers	$17,227	$11,198	$6,029
Leasehold improvements	15,506	15,506	-
	$32,733	$26,704	$6,029

			April 30, 2011
Furniture and computers		Accumulated
Leasehold improvement	Cost	Depreciation	Net
	$17,227	$6,691	$10,336
Furniture and computers	15,506	15,506	-
Leasehold improvement	$32,733	$22,397	$10,336

NOTE 5 – RELATED PARTY TRANSACTIONS AND BALANCES

The following are related transaction balances with related parties for the period ended July 31, 2012:

		July 31, 2012		April 30, 2012
	Current	Non-Current	Current	Non-Current
Due from related party	$171,460	$821,333	$171,460	$821,333
Due to related party	$96,954	$570,370	$88,554	$570,370

Current advances from (to) related parties represent advances from (to) a shareholder, advances from a Corporation with common management and advances from a party related to a shareholder. The advances are without interest and have no specified repayment terms.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 5 – RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

In addition, the Corporation had the following related party transactions:

	3 months	3 months
	ended	ended
	July 31,	July 31,
	2012	2011

Management fee income (1)	$-	$5,349
Commission expenses (2)	$-	$5,348
Consulting expenses (2)	$-	$27,000

1.           Management income from Kimura Lake Estate Inc., a company owned by shareholders.
2.           Expenses were paid to two companies owned by the president and an affiliate of the company, respectively.

The transactions were measured at the exchange amount, which is the amount agreed upon by the related parties.

NOTE 6 - CAPITAL STOCK

On April 28, 2010, the Corporation issued 5,445,000 common shares of the Corporation for gross proceed of $92,817 by way of private placement.

On June 7, 2010, the Corporation issued 9,555,000 common shares of the Corporation in exchange for 100% of the outstanding common shares of KWest Investments & Development Inc. As described in Note 3, the transaction was accounted for as a reverse merger and a retroactive recapitalization.

As at July 31, 2012, there were no warrants or options outstanding.

NOTE 7 – PREFERRED SHARES

On January 13, 2011, the Company’s subsidiary, KWest Investments and Development Inc., closed a private placement of 160,000 preferred shares at $0.125 per share for a gross proceed of $20,000.

During February, 2011, the Company’s subsidiary, KWest Investments and Development Inc., closed a private placement of 80,000 preferred shares at $0.125 per share for a gross proceed of $10,000.

During the quarter ended January 31, 2012, the Company’s subsidiary, KWest Investments and Development Inc., closed a private placement of 68,000 preferred shares at $0.125 per share for a gross proceed of $8,500.

These shares bear a cumulative dividend of 8% per annum and are redeemable at the option of the Company on or before the second year anniversary from the date of closing.

KWEST INVESTMENT INTERNATIONAL LTD.
NOTES TO THE INTERIM FINANCIAL STATEMENTS
JULY 31, 2012
(UNAUDITED)

Stated in Canadian dollars

NOTE 8 – COMMITMENT

The Company entered into an agreement to lease office space that expires September 1, 2013. The monthly commitment is $2,499.43 ($29,993 per year.)

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future. All references to currency ($) in this Management’s Discussion and Analysis are made to Canadian dollars.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Liquidity and Financial Condition for the Years ended April 30, 2011 and 2012

Working Capital
	At	At
	April 30,	April 30,
	2011	2012
Current Assets	$262,711	$181,623
Current Liabilities	$545,462	$564,741
Working Capital (Deficit)	$(282,751)	$(383,118)

Cash Flows
	Year Ended	Year Ended
	April 30,	April 30,
	2011	2012
Net Cash provided by (used in) Operating Activities	$(178,486)	$(177,437)
Net Cash provided by (used in) Investing Activities	$90,667	$126,305
Net Cash Provided by Financing Activities	$27,340	$29,560
Increase (Decrease) in Cash During the Period	$(60,479)	$(21,572)

Liquidity and Financial Condition for the Quarter ended July 31, 2012 and 2011

Working Capital
At
July 31, 2012
(unaudited)
Current Assets	$181,354
Current Liabilities	$574,987
Working Capital (Deficit)	$(393,633)

Cash Flows
	Quarter Ended	Quarter Ended
	July 31, 2012	July 31, 2011
	(unaudited)	(unaudited)
Net Cash provided by (used in) Operating Activities	$336	$12,013
Net Cash provided by (used in) Investing Activities	$-	$64,000
Net Cash provided by (used in) Financing Activities	$(605)	$(45,050)
Increase (Decrease) in Cash During the Period	$(269)	$30,963

We anticipate that we will meet our ongoing cash requirements through equity or debt financing. We estimate that our expenses over the next 12 months will be approximately $330,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

Description	Estimated Completion Date	Estimated Expenses ($)
Legal and accounting fees	12 months	$75,000
Land acquisition expenses	12 months	$10,000
Investor relations and capital raising	12 months	$20,000
Management and operating costs	12 months	$60,000
Salaries and consulting fees	12 months	$100,000
Fixed asset purchases	12 months	$5,000
General and administrative expenses	12 months	$60,000
Total		$330,000

We plan on using a portion of the funds above, namely the land acquisition expenses and salaries, to hire more sales staff as well as consultants who will help us to target more land parcels and increase the sales in our existing Sturgeon County property.

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of private placements. We currently do not have any arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

If we are not able to raise the full $330,000 to implement our business plan as anticipated, we will scale our business development in line with available capital. Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses. Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on product acquisition, testing and servicing costs as well as marketing and advertising of our products. We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

Results of Operations for the Years Ended April 30, 2011 and 2012

	Year Ended
	April 30
	2011	2012
Revenue	$179,912	$40,532
Operating Expenses	$296,414	$110,868
Net Operating Income (Loss)	$(110,490)	$(75,085)

Expenses

Our operating expenses for our years ended April 30, 2011 and 2010 are outlined in the table below:

	Year Ended
	April 30
	2011	2012
Administration Fees	$38,700	$7,125
Commission Fees	$23,344	$18,164

Consulting Fees	$135,071	$36,850
Depreciation	$7,876	$3,445
Office and general	$26,185	$25,907
Professional Fees	$27,555	$29,916
Rent	$37,683	$29,993

Total	$296,414	151,400

Operating expenses for year ended April 30, 2012 decreased by $145,014 as compared to the comparative period in 2011 primarily as a result of decrease in commission and consulting fees from the sales of the Sturgeon Country property parcels. We undertook the sale of 90% of the Sturgeon County property during fiscal 2010 and some of this activity carried on into 2011. This increase in sales activity and therefore operations is what accounted for the increase in expenses during that year.

Revenue, Net Income and Loss

We earned revenues of $40,532 during the year ended April 30, 2012 and $179,912 during the year ended April 30, 2011. The decrease in revenues was due to a decrease in sales and management activities related to the Sturgeon County property.

Our net loss for the year ended April 30, 2012 was $75,085, compared to a net loss of $110,490 during the year ended April 30, 2011. The decrease in net income was due to a decrease in sales and management activity on the Sturgeon County property.

Results of Operations for the Quarter Ended July 31, 2012 and 2011

	Quarter Ended
	July 31,
	2012	2011
Revenue	$-	$46,412
Expenses	$10,772	$50,130
Net Income (Loss)	$(10,772)	$(3,197)

Expenses

Our operating expenses for our years ended April 30, 2011 and 2012 are outlined in the table below:

	Quarter Ended
	July 31
	2012	2011
Administration Fees	$-	$4,425
Commission Fees	$-	$5,348
Consulting Fees	$-	$27,000
Depreciation	$862	$861
Office and general	$1,057	$2,686
Professional Fees	$1,355	$2,312
Rent	$7,498	$7,498

Total	$10,772	$50,130

Operating expenses for quarter ended July 31, 2012 decreased by $39,358 as compared to the comparative period in 2011 primarily as a result of decrease in sales activity on the Sturgeon Country property parcels. We undertook the sale of 90% of the Sturgeon County property during fiscal 2010 and some of this activity carried on into 2011, but not into 2012. This increase in sales activity and therefore operations is what accounted for the increase in expenses during that quarter.

Revenue, Net Income and Loss

We did not earn any revenues during the quarter ended July 31, 2012 compared to $46,412 during the same period in 2011. The decrease in revenues was due to a decrease in sales and management activities related to the Sturgeon County property.

Our net loss for the quarter ended July 31, 2012 was $10,772, compared to a net loss of $3,197 during the same period in 2011.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 2 of the notes to our financial statements for the year ended April 30, 2012. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Revenue Recognition and Deferred Revenue

The Corporation recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Customers take ownership at point of sale and bear the costs and risks of delivery. In accounting for the purchase and gain on sale of land which occurred between related parties, the Company followed the following US GAAP policy:

The gain was initially deferred and was recognized only when the related party sells the assets to third parties and collects the funds for that sale.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements above reflect all of the costs of doing business.

Net Income per Common Share

FASB ASC 260 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive. There were no adjustments required to net income for the period presented in the computation of diluted earnings per share.

Equipment

Equipment is recorded at cost. Amortization is calculated at the following annual rates:

Furniture and computer equipment – 60 month straight line
Leasehold improvements - 21 month straight line

Income Taxes

The Company follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Deferred Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any changes in or disagreements with our independent public accountants since our inception.

Directors and Executive Officers

Directors and Officers

Our Bylaws state that our authorized number of directors shall be not less than one and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at two, and we currently have two directors.

Our current directors and officers are as follows:

Name	Age	Position

Stolfin Wong	58	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

Eric Lo	50	Director

Our Directors will serve in that capacity until our next annual shareholder meeting or until her successors are elected and qualified. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Stolfin Wong, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

Mr. Wong has more than 20 years of experience in commercial real estate while working for Century 21. He is a graduate of Grant McEwan College with both an Accounting and Business Administration Diploma. From 1991 to 2003 Mr. Wong was the owner and director of Century 21 Achievers Real Estate Group Inc., a real estate company, where he oversaw all day to day operations of the company and its staff and was directly involved in human resources, marketing for the business as well as real estate conveyancing real transactions. From 2004 to 2008, he was a unit sales supervisor at S&D International Group Inc., where he was responsible for human resources as well as the marketing of undivided interests in land to investors. Since 2008 he has been the managing director of KWest Alberta, our wholly owned subsidiary, where he has helped with all facets of starting and operating the business. Mr. Wong’s experience in real estate and executive management positions are the reasons why he was chosen as one of our directors.

Eric Lo, Director

Eric Lo is a Real Estate Broker and a member of the Real Estate Institute of British Columbia. He has experience in commercial development and project marketing all over British Columbia. He is a graduate from the University of Alberta with a major in Mathematics. From 1993 to 1996 Mr. Lo worked as a realtor for Center Pacific Project Marketing where has was heavily involved in project marketing for Vancouver based condominium and commercial strata projects. Since 1996, Mr. Lo has worked as a realtor for Thames Realty Corp., where he has undertaken project marketing for Vancouver and Toronto based condominium projects. Mr. Lo’s experience in real estate is the reason he was chosen as one of our directors.

Other Directorships

None of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination. The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from each candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;

  the opportunity is within the corporation’s line of business; and

  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Audit Committee

We do not currently have an audit committee or a committee performing similar functions. The Board of Directors as a whole participates in the review of financial statements and disclosure.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of our principal executive officer during the last completed fiscal year and each other executive officer whose total compensation exceeded $100,000 in either of the last two fiscal years:

Summary Compensation Table

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)(2)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Stolfin Wong (1)	2012	18,000	Nil	Nil	Nil	Nil	Nil	11,183 (2)	29,183
	2011	54,000	Nil	Nil	Nil	Nil	Nil	12,386.25 (2)	66,386.25

(1)	Stolfin Wong has served as our Director, Chief Financial Officer and Treasurer since our inception on December 8, 2009 and as our President and Chief Executive Officer since March 8, 2010.

(2)	Commission fees generated by the sale of parcels of the Sturgeon County property.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to October 22, 2012. As of October 22, 2012 we did not have any stock option plans.

Management Agreements

We have not entered into any management agreements with either one of our executive officers. Mr. Wong received a monthly consulting fee of $4,500. The fee is paid on a month to month basis and may be terminated by either party at any time.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to October 22, 2012. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of October 22, 2012, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of October 22, 2012, there were 15,000,000 shares of our common stock issued and outstanding. All persons named have sole voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class % (3)
Common Stock	Stolfin Wong(1) 9710 - 66 Avenue, Edmonton, Alberta, T6E 0M3	2,002,000	13

Common Stock	Eric Lo (2) 1395 West 57th Avenue, Vancouver, BC, V6P 1S7	601,000	4
	All Officers and Directors as a Group	2,603,000	17
Common Stock	Hon Ming Tony Wong 9710 – 66 Ave, Edmonton, Alberta, T6E 0M3	2,320,250	15

(1)	Stolfin Wong is our President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director.
(2)	Eric Lo is our Director.
(3)	Based on 15,000,000 issued and outstanding shares of our common stock as of October 22, 2012

Changes in Control

As of October 22, 2012 we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

We entered into the following related transaction with related parties with respect of the purchase and sale of land:

  We purchased land from 0829436 BC Ltd., a company which is controlled by one of our directors, Eric Lo, for $1,000,000, which was determined to be the fair market price at the time of purchase. Under the terms of the contract, the sale proceeds are not payable to the transferor until we have received funds from the sale noted below, where it sold to a related party, who in turn sold to an unrelated third party. We sold an undivided 90% interest of the land for $1,440,000 to Kimura Lake Estate Inc., a company controlled by Eric Lo and Stolfin Wong, among others. The resulting gain of $540,000 was deferred and is being recognized as the transferee sells units of the property and collects the proceeds thereon. The transferee does not have to pay us until it collects funds when the units are sold to unrelated third parties. Eric Lo, our director, controls and is also one of the directors of 0829436 BC Ltd. Our directors, Stolfin Wong and Eric Lo control and are also directors of Kimura Lake Estate Inc.

The following are related party details and balances with such related parties.

Related Party	Ownership % of Party Related to Our Company	Manageme nt of Related Party Shared With Our Company	Total Amount paid to Company by Related Party for the year Ended April 30, 2011	Total Amount Paid to Related Party f or the Year Ended April 30, 2011	Total Amount Owed to Related Party by Company for the Year Ended April 30, 2011	Total Amount Owed to Company by Related Party for the Year Ended April 30, 2011	Total Amount paid to Company by Related Party for the year Ended April 30, 2012	Total Amount Paid to Related Party for the Year Ended April 30, 2012	Total Amount Owed to Related Party by Company for the Year Ended April 30, 2012	Total Amount Owed to Company by Related Party for the Year Ended April 30, 2012	Total Amount Owed to Related Party by Company for the Quarter Ended July 31, 2012
Stolfin Wong • Commission • Consulting • Total	-	-		$12,386 $54,000 $66,386		$2,276		$11,183 $18,000 $29,183	$12,106		$14,906
Eric Lo	-	-			$47,724				$63,224		$66,024
Hon Ming Tony Wong • Commission • Consulting • Total	-	-		$3,353 $64,750 $68,103		$2,276		$2,852 $18,000 $20,852	$13,224		$16,024
KWest Investments & Development Inc. (“KWest Alberta”)	100% owned by our company
Kimura Lake Estate Inc. (“Kimura Lake”)	Stolfin Wong: 33% ownership Hon Ming Tony Wong: 33% ownership Eric Lo: 17% ownership	Eric Lo – Director Stolfin Wong – Director Hon Ming Tony Wong - Director	$145,912			(A) $1,119,098	$16,532			(A) $992,793

(A)	Represents funds owed to KWest Alberta (our subsidiary) by Kimura Lake for the sale of the Sturgeion County property to Kimura Lake

KWest Alberta charged Kimura Lake Estate Inc. a monthly management fee for managing the Sturgeon County property. The commission expenses are charged to Kimura Lake Estate Inc. and payable to KWest Alberta’s sales persons who sold the units of undivided interest to investors. KWest Alberta pays consultant fees to Stolfin Wong for managing the office and to Tony Wong, a director of KWest Alberta for looking after the sales and marketing department.

On June 7, 2010, we closed a share exchange with KWest Alberta. As part of that closing, we issued the following shares of our common stock to related parties:

  2,320,250 shares to Tony Wong;
  2,002,000 shares to Stolfin Wong; and
  601,000 shares to Eric Lo.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Stolfin Wong and Eric Lo are our only promoters, as they were involved in our incorporation, and, other than the related party transactions described above, have not received anything of value directly or indirectly from our company.

Director Independence

We have determined that we do not have any “independent directors” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.        Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$10
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Printing and marketing expenses	100
Miscellaneous	90
Total	$25,200

Item 14.        Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article VII of our Bylaws, filed as Exhibit 3.3 to this Registration Statement; and

  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15.        Recent Sales of Unregistered Securities

During the last three years, we completed the following sales of unregistered securities:

  On January 16, 2010 we issued 4,500,000 shares of our common stock to 9 non- US investors at $0.0001 for aggregate proceeds of $450;

  On March 4, 2010 we issued 535,000 shares of our common stock to 26 non-US investors at a price of $0.10 per share for cash proceeds of $53,500;

  On April 27, 2010 we issued 410,000 shares of our common stock to 19 non-US investors at a price of $0.10 per share for cash proceeds of $41,000; and

  On June 7, 2010 we issued 9,555,000 shares of our common stock to 26 non-US investors in connection with the closing of a share exchange with KWest Alberta.

All of these shares were issued without a prospectus pursuant to Regulation S of the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sale of the securities was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 16.        Exhibits

Exhibit	Exhibit
Number	Description

2.1	Share Exchange Agreement with KWest Investments & Development Inc., dated June 7, 2010. (1)

3.1	Articles of Incorporation of KWest Investment International Ltd. (1)

3.2	Certificate of Amendment filed with the Nevada Secretary of State on January 8, 2010. (1)

3.3	Bylaws of KWest Investment International Ltd. (2)

4.1	Instrument Defining the Right of Holders – Form of Share Certificate (1)

5.1	Legal Opinion of Michael J. Morrison (1)

10.1	Land Purchase Agreement dated June 10, 2009 (1)

10.2	Land Sale Agreement dated June 12, 2009 (1)

21	List of Subsidiaries (1)

23.1	Consent of K.R. Margetson Ltd.

23.2	Consent of Michael J. Morrison (incorporated in Exhibit 5.1) (1)

(1) Incorporated by reference to an exhibit to our Registration Statement on Form S-1 filed on August 16, 2011.
(2) Incorporated by reference to an exhibit to our Registration Statement on Form S-1 filed on December 13, 2011.

Item 17.        Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That for the purpose of determining liability under the Securities Act, each post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton Alberta, on October 22, 2012.

KWEST INVESTMENT INTERNATIONAL LTD.

By:	/s/ Stolfin Wong
Stolfin Wong
President, Chief Executive Officer, Chief
Financial Officer, Secretary, Treasurer,
Director

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

President, Chief
/s/ Stolfin Wong	Executive Officer,	October 22, 2012
Stolfin Wong	Chief Financial Officer,
Treasurer, Secretary
and Director

/s/ Eric Lo
Eric Lo	Director	October 22, 2012